Exhibit 2.4

PLAN OF DOMESTICATION

This PLAN OF DOMESTICATION (this “Plan of Domestication”) is made on [•], 2020, and sets forth the terms and conditions pursuant to which Act II Global Acquisition Corp., a Cayman Islands exempted company limited by its shares (“Act II”), shall effect a domestication into a Delaware corporation (the “Domestication”) to be known as Whole Earth Brands, Inc., pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”).

RECITALS

WHEREAS, Act II is a Cayman Islands exempted company limited by its shares duly formed and validly existing under the laws of the Cayman Islands;

WHEREAS, the board of directors of Act II (the “Board”) has determined that it is advisable and in the best interests of Act II that Act II be domesticated and thereafter become, and continue to exist as, a corporation in accordance with Section 388 of the DGCL; and

WHEREAS, pursuant to Section 388(h) of the DGCL, the Board has duly approved, authorized, adopted, ratified and confirmed the Domestication pursuant to Section 388 of the DGCL, upon the terms and subject to the conditions set forth in this Plan of Domestication.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Act II agrees as follows:

1.             Domestication. Upon the Certificate of Domestication and the Certificate of Incorporation (each as defined below) becoming effective under Section 103 of the DGCL (the “Effective Time”), Act II will be domesticated as a Delaware corporation pursuant to Section 388 of the DGCL under the name “Whole Earth Brands, Inc.” (“Whole Earth Brands, Inc.”) and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as Act II. Act II will not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Domestication will not be deemed to constitute a dissolution of Act II and will constitute a continuation of the existence of Act II in the form of a Delaware corporation.

2.              Effective Time. Act II shall file the Certificate of Domestication, in the form attached hereto as Exhibit A (the “Certificate of Domestication”), and the Certificate of Incorporation, in the form attached hereto as Exhibit B (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware pursuant to Section 103 of the DGCL.

3.             Conversion of Securities. As a result of and at the Effective Time, pursuant to the Domestication:

(a)            each then issued and outstanding unit of Act II will automatically separate into one Class A ordinary share, par value $0.0001 per share, of Act II and one-half of one redeemable warrant of Act II;

(b)            each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of Act II will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Whole Earth Brands, Inc.;

(c)            each then issued and outstanding Class A ordinary share of Act II will convert automatically, on a one-for-one basis, into a share of Whole Earth Brands, Inc. common stock; and

(d)            each then issued and outstanding Act II warrant will convert automatically into a redeemable warrant to acquire one share of Whole Earth Brands, Inc. common stock.

4.              Tax Matters. For United States federal income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and this Plan of Domestication is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.3683(a).

5.             Governing Documents. (i) At the Effective Time the Certificate of Incorporation of Act II (initially filed in accordance with the Companies Law of the Cayman Islands) shall be canceled and the Amended and Restated Memorandum and Articles of Association of Act II dated as of April 25, 2019 (as may be amended from time to time), shall be terminated and be of no further force or effect and (ii) from and after the Effective Time, the Certificate of Incorporation and the Bylaws of Whole Earth Brands, Inc., in the form attached hereto as Exhibit C (the “Bylaws”), will govern the affairs of Whole Earth Brands, Inc. and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

6.             Board of Directors. Each member of the Board of Act II as of immediately prior to the Effective Time shall be a director of Whole Earth Brands, Inc. from and after the Effective Time, each of whom shall serve as directors of Whole Earth Brands, Inc. until such time as their respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

7.             Officers. Each officer of Act II as of immediately prior to the Effective Time shall be an officer of Whole Earth Brands, Inc. from and after the Effective Time, and shall retain the same title with Whole Earth Brands, Inc. from and after the Effective Time as he or she had with Act II immediately prior to the Effective Time, each of whom shall serve until such time as their respective successors have been designated by the board of directors, or until such officer’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

8.              Effects of Domestication. Immediately upon the Effective Time, the Domestication shall have the effects set forth in Section 388(i) of the DGCL, including, without limitation, all of the rights, privileges and powers of Act II, and all property, real, personal and mixed, and all debts due to Act II , as well as all other things and causes of action belonging to Act II , will remain vested in Whole Earth Brands, Inc. and will be the property of Whole Earth Brands, Inc. and the title to any real property vested by deed or otherwise in Act II will not revert or be in any way impaired by reason of the DGCL. Following the Domestication, all rights of creditors and all liens upon any property of Act II will be preserved unimpaired, and all debts, liabilities and duties of Act II will remain attached to Whole Earth Brands, Inc., and may be enforced against Whole Earth Brands, Inc. to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by Whole Earth Brands, Inc. The rights, privileges, powers and interests in property of Act II, as well as the debts, liabilities and duties of Act II, will not be deemed, as a consequence of the Domestication, to have been transferred to Whole Earth Brands, Inc. for any purpose of the laws of the State of Delaware.

9.              Further Assurances. If at any time Whole Earth Brands, Inc., or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, Act II and its directors and authorized officers shall be deemed to have granted to Whole Earth Brands, Inc. an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Whole Earth Brands, Inc. and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of Whole Earth Brands, Inc. are fully authorized in the name of Act II or otherwise to take any and all such action.

10.           Amendment or Termination. This Plan of Domestication may be amended or terminated at any time before the Effective Time by action of the Board.

11.           Miscellaneous. The provisions of this Plan of Domestication shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Plan of Domestication shall be governed by and construed in accordance with the laws of the State of Delaware, including the DGCL, without giving effect to any choice of law or conflict of law provisions or rule (except to the extent that the laws of the Cayman Islands govern the Domestication) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Plan of Domestication may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of Act II as of the date first written above.

ACT II GLOBAL ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Plan of Domestication]

Exhibit A

Certificate of Domestication

[intentionally omitted]

Exhibit B

Certificate of Incorporation

[intentionally omitted]

Exhibit C

Bylaws

[intentionally omitted]